Exhibit 10.5

EXECUTION VERSION

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

Dated as of April 20, 2023,

among

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(to be renamed Sphere Entertainment Co.)

as Borrower,

and

MSG ENTERTAINMENT HOLDINGS, LLC,

as Lender

i

6.11	Taxes	36
6.12	Pension and Welfare Plans	37
6.13	Environmental Warranties	37
6.14	Regulations T, U and X	38
6.15	Disclosure and Accuracy of Information	38
6.16	Labor Matters	38
6.17	Solvency	38
6.18	Securities	39
6.19	Sanctions; Anti-Corruption Laws	39

Article VII AFFIRMATIVE COVENANTS		39

7.01	Existence; Conduct of Business	39
7.02	Financial Information	39
7.03	Compliance with Laws; Payment of Obligations	40
7.04	Books and Records	40
7.05	Notice of Material Events	40
7.06	[Reserved]	40
7.07	Use of Proceeds	40
7.08	ERISA Obligations	41
7.09	Maintenance of Insurance	41

Article VIII NEGATIVE COVENANTS		41

8.01	Restricted Payments	41
8.02	Business	41
8.03	Transactions with Affiliates	41
8.04	Amendments of Certain Instruments	42
8.05	Fundamental Changes	42
8.06	Dispositions	42
8.07	Accounting Changes	42
8.08	Negative Pledge; Burdensome Agreements	42
8.09	Sanctions	43

Article IX EVENTS OF DEFAULT AND REMEDIES		43

9.01	Events of Default	43
9.02	Action if Bankruptcy	45
9.03	Action if Other Event of Default	45
9.04	[Reserved]	45
9.05	Application of Proceeds	45

Article X [Reserved]		46

Article XI MISCELLANEOUS		46

11.01	Amendments, Etc.	46
11.02	Notices and Other Communications; Facsimile Copies	46
11.03	No Waiver; Cumulative Remedies; Enforcement	47
11.04	Expenses; Indemnity; and Damage Waiver	47
11.05	Payments Set Aside	48
11.06	Successors and Assigns	48
11.07	Treatment of Certain Information; Confidentiality	48
11.08	Set-off	49
11.09	Interest Rate Limitation	49

ii

11.10	Counterparts; Integration; Effectiveness	50
11.11	Survival of Representations and Warranties	50
11.12	Severability	50
11.13	[Reserved]	50
11.14	Governing Law; Jurisdiction; Etc.	50
11.15	Waiver of Right to Trial by Jury	51
11.16	Electronic Execution	52

SCHEDULES

8.03	Existing Transactions with Affiliates
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.05(a)	Form of Notice of Prepayment and/or Reduction / Termination of Commitments
2.11	Form of Delayed Draw Term Loan Note

iii

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

This DELAYED DRAW TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of April 20, 2023, by and among Madison Square Garden Entertainment Corp. (to be renamed Sphere Entertainment Co.), a Delaware corporation (the “Borrower”), and MSG Entertainment Holdings, LLC, a Delaware limited liability company (the “Lender”).

The Borrower has requested that the Lender provide a delayed draw term loan facility in the aggregate principal amount of SIXTY-FIVE MILLION DOLLARS ($65,000,000) (as such amount may be decreased pursuant to the terms hereof) for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“20-Day VWAP” means, for the MSGE Equity Interests as of any specified date(s), the dollar volume-weighted average price for such MSGE Equity Interests on the principal securities exchange or securities market on which such MSGE Equity Interests are then listed during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the twenty (20) trading days ending on such specified date.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each Loan comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Affiliate” of any Person means any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or limited liability company, partnership or other ownership interests, by contract or otherwise), provided that for purposes of this definition, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the limited liability company, partnership or other ownership interests of any other Person (other than as a non-managing member or limited partner of such other Person) will be deemed to control such corporation, limited liability company or other Person; and provided further that no individual shall be an Affiliate of a corporation, limited liability company or partnership solely by reason of his or her being an officer, director, manager, member or partner of such entity, except in the case of a member or a partner if his or her interests in such limited liability company or partnership shall qualify him or her as an Affiliate.

“Agreement” means this Delayed Draw Term Loan Credit Agreement.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%. For purposes of clause (c) above, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Applicable Rate” means the rate equal to (i) 1.00% plus (ii) the Applicable Rate (as defined in MSG NP Credit Agreement).

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower for the Fiscal Year ended June 30, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 3.03.

“Benchmark” means, initially, with respect to any (a) Term Benchmark Loan, the Term SOFR and (b) RFR Loan, the Daily Simple SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR or Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(a) the Adjusted Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Lender and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities in the United States at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Lender determines in its reasonable discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in Section 4975 of the Internal Revenue Code; or (c) any Person whose Property includes (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the Property of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person: (a) in the case of any corporation, the board of directors of such Person; (b) in the case of any limited liability company, the board of managers, manager or managing member of such Person; (c) in the case of any partnership, the general partner of such Person; and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, and, in the case of Term Benchmark Loans, having the same Interest Period, made by the Lender pursuant to Section 2.01.

“Business” has the meaning specified in Section 8.02.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and at any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, and (b) in relation to Loans referencing the Adjusted Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR or any other dealings of such Loans referencing the Adjusted Term SOFR, any such day that is also a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person. Notwithstanding anything in this Agreement to the contrary, for purposes of this definition, GAAP shall mean GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”.

“Capital Lease Obligations” means all monetary or financial obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first (1st) date on which such lease may be terminated by the lessee without payment of a penalty.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Change in Control” means (a) an event or series of events by which (i) Dolan Family Interests or (ii) Persons Controlled by Dolan Family Interests (any such Person, a “Dolan Family Interest Controlled Person”) (so long as, in the case of this clause (ii), no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Dolan Family Interests shall beneficially own (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, more than fifty percent (50%) of the Equity Interests in such Dolan Family Interest Controlled Person(s)) shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended) of Equity Interests of the Borrower, having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the board of directors of the Borrower or (b) an event of series of events by which the Borrower ceases to hold, directly or indirectly, 100% of the voting Equity Interests of MSG Entertainment Group, LLC, a Delaware limited liability company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything to the contrary herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commitment” means the Delayed Draw Term Loan Commitment of the Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on, or measured by, net income (however denominated), or that are franchise Taxes or branch profits Taxes.

“Controlled Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Extension” means a Borrowing.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default, or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Alternate Base Rate, plus (b) the Applicable Rate, if any, applicable to ABR Loans, plus (c) two percent (2.00%) per annum, provided, that, with respect to a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus two percent (2.00%) per annum, in each case, to the fullest extent permitted by applicable Laws.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(a).

“Delayed Draw Term Loan Availability Period” means, with respect to the Delayed Draw Term Loan Commitment, the period from, and including, the Effective Date to the earliest of: (a) October 20, 2024; (b) the date of termination of the Delayed Draw Term Loan Commitment pursuant to Section 2.06; and (c) the date of termination of the commitment of the Lender to make Loans pursuant to Section 9.02 or Section 9.03, as applicable.

“Delayed Draw Term Loan Borrowing” means a Borrowing consisting of the Delayed Draw Term Loan.

“Delayed Draw Term Loan Commitment” means the Lender’s obligation to make the Delayed Draw Term Loan to the Borrower pursuant to Section 2.01(a), as such amount may be adjusted from time to time in accordance with this Agreement.

“Designated Jurisdiction” means any country or territory, to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, conveyance, assignment, transfer, license, lease, lapse, abandonment or other disposition (including any sale and leaseback transaction) of any asset (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term Disposition specifically excludes (i) dispositions of property, whether now owned or hereafter acquired, that is obsolete, worn out, damaged, surplus or otherwise no longer used or useful in the ordinary course of business, (ii) dispositions of inventory (including advertising, sponsorship, tickets, air time, signage and similar items) in the ordinary course of business, (iii) dispositions of cash and cash equivalents in the ordinary course of business and the conversion of cash into cash equivalents and cash equivalents into cash, (iv) dispositions of property by any Subsidiary to the Borrower or to another Subsidiary, (v) sales or other dispositions without recourse and in the ordinary course of business of overdue accounts receivable of financially troubled debtors in connection with the compromise or collection thereof, (vi) the licensing or sublicensing of intellectual property rights on a non-exclusive basis, (vii) the settlement of tort or other litigation claims in the ordinary course of business or determined by the board of directors or similar governing entity to be fair and reasonable in light of the circumstances, (viii) charitable contributions in amounts that in the aggregate are not material to the Borrower and the

Subsidiaries taken as a whole, (ix) leases or licenses of space in the ordinary course of business that are not material to the Business taken as a whole, (x) the sale, conveyance, assignment, transfer, license, lease, lapse, abandonment or other disposition of property involving property or assets having a fair market value of less than $10,000,000 in a single transaction or a series of related transactions and (xi) the sale, conveyance, assignment, transfer, license, lease, lapse, abandonment or other disposition of assets in the ordinary course of business.

“Dolan Family Interests” means (a) any Dolan Family Member, (b) any trusts for the benefit of any Dolan Family Members, (c) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (d) any executor, administrator, trustee, conservator or legal or personal representative of any Person or Persons specified in clauses (a), (b) and (c) above to the extent acting in such capacity on behalf of any Person or Persons and not individually and (e) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Interest Controlled Person” has the meaning specified in the definition of “Change in Control.”

“Dolan Family Members” means Charles F. Dolan, his spouse, his descendants by birth or adoption (including any stepchildren of his descendants) and any spouse of any of such descendants.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” means the date hereof.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Laws” means all applicable Laws which: (a) regulate, or relate to, pollution or the protection, including, without limitation, any Remedial Action, of the environment or human health (to the extent relating to exposure to Hazardous Materials); (b) the use, generation, distribution, treatment, storage, transportation, handling, disposal or release of Hazardous Materials; (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (d) impose liability or provide for damages with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. §–1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. §–6901 et seq.), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§–201, 300f), Toxic Substances Control Act (15 U.S.C. §–2601 et seq.), Clean Air Act (42 U.S.C. §–7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §–9601 et seq.), or any other similar applicable Law of similar effect, each as amended.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of the Borrower or its Subsidiaries, directly or indirectly resulting from, or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; or (d) the Release, or threatened Release, of any Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such

Person, all of the securities convertible into, or exchangeable for, shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Repayment” means a repayment of Obligations by delivery of Equity Repayment Shares in accordance with Section 2.09.

“Equity Repayment Amount” has the meaning set forth in Section 2.09.

“Equity Repayment Date” means the date that Equity Repayment Shares are delivered in accordance with Section 2.09.

“Equity Repayment Election Notice” has the meaning set forth in Section 2.09.

“Equity Repayment Price” means the 20-Day VWAP on the day prior to the date of the applicable Equity Repayment Election Notice, equitably adjusted in case of any stock split, combination, stock dividend or other similar event occurring after the commencement of the applicable 20-trading day period but prior to the Equity Repayment Date.

“Equity Repayment Shares” has the meaning set forth in Section 2.09.

“Existing Credit Agreements” means, collectively, the MSG LV Credit Agreement, MSGN Credit Agreement and Tao Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code, for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan, or a plan in endangered or critical status within the meaning of Sections 430 and 432 of the Internal Revenue Code or Sections 303 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on, or with respect to, any Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to, or for the account of, the Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment, or (ii) the Lender changes its lending office, except, in each case of the foregoing clauses (b)(i) and (b)(ii), to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto, or to the Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any applicable intergovernmental agreements implementing any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the Federal Funds Effective Rate; provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for all purposes hereof.

“Financial Officer” of any corporation, partnership, or other entity means the chief financial officer, the principal accounting officer, the treasurer, or the controller of such corporation, partnership or other entity.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR and the Adjusted Daily Simple SOFR shall be zero.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, or contributed to, outside the United States by the Borrower primarily for the benefit of employees of the Borrower employed outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies, such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly (including by means of causing a bank to open a letter of credit), guaranteeing, endorsing, contingently agreeing to purchase or to furnish funds for the payment or maintenance of, or otherwise be or become contingently liable upon or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or agreeing to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or to assure a creditor against loss.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) obligations in respect of compensation payments to players, coaches, managers or other personnel of such Person incurred pursuant to employment contracts entered into in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that Indebtedness shall not include Indebtedness of the Borrower to any Subsidiary of the Borrower or of a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Without limiting the generality of the foregoing, for the avoidance of doubt, Indebtedness shall exclude (1) deferred revenue (including advance ticket sales), (2) obligations to make or pay advances, deposits or deferred compensation to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing, and (3) obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property.

“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by, or on account of, any obligation of the Borrower under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means: (a) as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, provided, that, if any Interest Period for a Term Benchmark Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any RFR Loan, each day that is on the numerically corresponding day in each calendar month that is three months after the date of such Borrowing (or, if there is no such numerically corresponding date in such month, then the last day of such month) and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding date in the calendar month that is one (1), three (3) or six (6) months thereafter, (in each case, subject to availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to any Delayed Draw Term Loan shall extend beyond the Maturity Date and

(d) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in the relevant Loan Notice.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986 (as amended).

“Internal Revenue Service” and “IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable or binding upon any Person or any of its Property, or to which such Person or any of its Property is subject.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Delayed Draw Term Loan.

“Loan Documents” means this Agreement and each Note.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to another Type, or (c) a continuation of Term Benchmark Loans, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Master Agreement” has the meaning specified in the definition of “Swap Contract” below.

“Material Adverse Effect” means a materially adverse effect on: (a) the operations, business, assets, properties, liabilities, or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower to perform its obligations under the Loan Documents; (c) the rights and remedies of the Lender under any Loan Document; or (d) legality, validity, binding effect, or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Indebtedness” means (i) any Indebtedness (other than the Loans), or (ii) obligations in respect of one (1) or more Swap Contracts, of the Borrower or its Subsidiaries in a principal amount exceeding twenty million dollars ($20,000,000).

“Material Nonpublic Information” means information regarding the Borrower and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold shares of common stock of the Borrower.

“Maturity Date” means October 20, 2024.

“Maximum Rate” has the meaning specified in Section 11.09.

“MSG Entertainment” means MSGE Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp.), a Delaware corporation.

“MSGE Equity Interests” means the Class A common shares of MSG Entertainment, par value $0.01.

“MSG LV Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2022, among MSG Las Vegas, LLC, as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, restated or supplemented from time to time.

“MSG Networks” means MSG Networks Inc., a Delaware corporation.

“MSG NP Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2022, among MSG National Properties, LLC, as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, restated or supplemented from time to time.

“MSG Spin Agreements” means each agreement or instrument entered into by the Borrower or its Affiliates in connection with the Spin-Off.

“MSGN Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 11, 2019, among MSGN Holdings, L.P., as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, restated or supplemented from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, or is obligated to make, contributions, or, during the preceding five (5) plan years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any Disposition, the aggregate consideration received by such Person from such Disposition, less the sum of: (i) the amount of all payments required to be made as a result of such Disposition to repay Indebtedness (other than Loans), (ii) the actual amount of the fees and commissions payable by such Person, other than to any of its Affiliates; and (iii) the legal expenses, and the other costs and expenses, directly related to such issuance or incurrence that are to be paid by such Person, other than to any of its Affiliates.

“Note” or “Notes” means the Delayed Draw Term Loan Notes.

“Notice of Prepayment and/or Reduction / Termination of Commitments” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05(a) or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Lender from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan including any PIK Interest and PIK Fees accrued and capitalized), whether direct or indirect (including, without limitation, those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower, or Affiliate thereof, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Document” means: (a) with respect to each Person that is a corporation, its charter and its by-laws (or similar documents); (b) with respect to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents); (c) with respect to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents); (d) with respect to each Person that is a general partnership, its partnership agreement (or similar document); and (e) with respect to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof, after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained, or is contributed to, by the Borrower and any ERISA Affiliate, and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Fees” has the meaning specified in Section 2.10.

“PIK Interests” has the meaning specified in Section 2.08.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower, or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the FRB (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Projections” has the meaning specified in Section 6.15.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” means all right, title and interest of the Borrower or Subsidiary in and to any and all parcels of, or interests in, real property owned, leased, licensed or operated (including, without limitation, any leasehold estate) by the Borrower or Subsidiary, together with, in each case, all improvements and appurtenant fixtures.

“Recipient” means the Lender.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the Daily Simple SOFR, the four Business Days prior to such setting or (c) if such Benchmark is none of the Term SOFR or the Daily Simple SOFR, the time determined by the Lender in its reasonable discretion.

“Regulation T” means Regulation T of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR, or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Remedial Action” means: (a) “remedial action”, as such term is defined in CERCLA, 42 U.S.C. §–9601(24); and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger, or threaten to endanger, public health, welfare or the Environment, or (iii) perform studies and investigations in connection with, or as a precondition to, clauses (b)(i) or (b)(ii) above.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Responsible Officer” of any person means any officer or other person authorized to act for such person with respect to this Agreement.

“Restricted Payment” means direct or indirect distributions, dividends or other payments by the Borrower on account of (including sinking fund or other payments on account of the redemption, retirement, purchase or acquisition of) any general or limited partnership or joint venture interest in, or any capital stock of, the Borrower, as the case may be (whether made in cash, property or other obligations), excluding any cash expenditures by the Borrower related to the vesting of share based compensation.

“RFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate based on the Adjusted Daily Simple SOFR.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant applicable sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sphere Project” means the “Project” as defined in the MSG LV Credit Agreement as in effect on the date hereof.

“Spin-Off” means the separation of the Borrower’s traditional live entertainment business from the Borrower’s MSG Sphere, MSG Networks and Tao Group Hospitality businesses through a tax-free distribution of the live entertainment business.

“Subsidiary” means, with respect to any Person, (a) any corporation of which more than fifty percent (50.0%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, (b) any partnership of which more than fifty percent (50.0%) of the outstanding Equity Interests having the power to act as a general partner of such partnership (irrespective of whether at the time any Equity Interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, or (c) any limited liability company, association, joint venture or other entity in which such Person, and/or one (1) or more Subsidiaries of such Person, have more than a fifty percent (50.0%) Equity Interest at the time. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrower, as applicable.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tao Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 9, 2022, among Tao Group Operating LLC, as borrower, Tao Group Intermediate Holdings LLC, as intermediate holdings, the lenders party thereto, and JPMorgan Chase Bank, N.A., as agent, as amended, modified, restated or supplemented from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or each Loan comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Term SOFR.

“Term Loans” means, collectively, the Delayed Draw Term Loans.

“Term SOFR” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Determination Day” has the meaning specified under the definition of Term SOFR Reference Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the forward-looking term rate based on SOFR as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Type” means, with respect to any Loan, its character as an ABR Loan, a RFR Loan or a Term Benchmark Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.10.

“Unused Commitment Fee Percentage” means the rate equal to (i) 0.10% plus (ii) the Commitment Fee Percentage (as defined in MSG NP Credit Agreement).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that is maintained, or contributed to, by the Borrower or Subsidiary, or with respect to which the Borrower or Subsidiary could incur liability.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Equity Interests (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares, to the extent legally required) are, directly or indirectly, owned and controlled by such Person, or by one (1) or more Wholly-Owned Subsidiaries of such Person. Unless otherwise indicated, when used in this Agreement, the term “Wholly-Owned Subsidiary” shall refer to a Wholly-Owned Subsidiary of the Borrower.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety, and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to, any and all real and personal Property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) Changes in GAAP. If, at any time, any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended or the request for amendment has been withdrawn, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) to the extent requested by the Lender, the Borrower shall provide to the Lender financial statements and other documents required under this Agreement, or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in the foregoing, for all purposes of this Agreement (including, without limitation, the provisions of Article VII), leases shall continue to be classified and accounted for on a basis consistent with the definition of Capital Lease, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) FASB ASC 825 and FASB ASC 470–20. Notwithstanding anything to the contrary in the above, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments.

(a) Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan (a “Delayed Draw Term Loan”) to the Borrower in Dollars in up to six (6) Delayed Draw Term Loan Borrowings, each on any Business Day during the Delayed Draw Term Loan Availability Period, and in an aggregate amount not to exceed $65,000,000. Amounts repaid on the Delayed Draw Term Loans may not be reborrowed. Each Delayed Draw Term Loan may consist of Term Benchmark Loan or ABR Loans, or a combination thereof, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone, or (B) a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m.: (i) three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Term Benchmark Loans or of any conversion of Term Benchmark Loans to ABR Loans; and (ii) on the requested date of any Borrowing of ABR Loans. Each telephonic notice by the Borrower pursuant to this clause (a) must be confirmed promptly by delivery to the Lender of a Loan Notice. Each Borrowing shall be in a principal amount of Five Million Dollars ($5,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, an amount equal to the unused amount of the Delayed Draw Term Loan Commitment that are undrawn immediately prior to giving effect to such Borrowing). Each conversion to, or continuation of Term Benchmark Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire amount of the applicable Borrowing). Each conversion to ABR Loans shall be in a principal amount of One Million Dollars ($1,000,000), or a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire amount of the applicable Borrowing). Each Loan Notice and each telephonic notice shall specify: (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be continued as Loans of the same Type. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, the Lender shall make the amount of its Loan available to the Borrower not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice by wire transfer of such funds, in accordance with instructions provided to (and acceptable to) the Lender by the Borrower.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of the Interest Period for such Term Benchmark Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Term Benchmark Loans be converted immediately to ABR Loans.

(d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to all Loans.

(f) Notwithstanding anything to the contrary in this Agreement, the Lender may exchange, continue, extend or roll over all, or the portion, of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower and the Lender.

2.03 [Reserved].

2.04 [Reserved].

2.05 Voluntary Prepayments.

The Borrower may, upon delivery of a Notice of Prepayment and/or Reduction / Termination of Commitments to the Lender, at any time or from time to time, voluntarily prepay Delayed Draw Term Loans (in whole or in part, without premium or penalty, subject to Section 3.05), provided, that: (A) such notice must be received by the Lender not later than 11:00 a.m. (I) at least three (3) Business Days prior to any date of prepayment of Term Benchmark Loans or ABR Loans, and (II) at least five (5) Business Days prior to any date of prepayment of RFR Loans; (B) any prepayment of Term Benchmark Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or in a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of RFR Loans shall be in a principal amount of One Million Dollars ($1,000,000), or in a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of ABR Loans shall be in a principal amount of One Million Dollars ($1,000,000), or in a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Subject to payment of breakage costs (if any) in accordance with Section 3.05, any such notice delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to any condition specified in such notice. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

2.06 Termination or Reduction of Delayed Draw Term Loan Commitment.

(a) Optional Reductions. The Borrower may, upon notice to the Lender, terminate the Delayed Draw Term Loan Commitment, or from time to time permanently reduce the Delayed Draw Term Loan Commitment; provided, that, (i) any such notice shall be received by the Lender not later than 12:00 p.m. (noon) three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of Two Million Dollars ($2,000,000), or in any whole multiple of One Million Dollars ($1,000,000) in excess thereof. Any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory Reductions. The aggregate unfunded Delayed Draw Term Loan Commitments shall automatically terminate at the expiration of the Delayed Draw Term Loan Availability Period.

2.07 Repayment of Loans.

The Borrower shall repay the then Outstanding Amount of the Delayed Draw Term Loan and all other outstanding Obligations on the Maturity Date (as such amount may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

2.08 Interest.

(a) Subject to the provisions of clause (b) below: (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period, plus the Applicable Rate for Term Benchmark Loans; (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate for RFR Loans; and (iii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate, plus the Applicable Rate for ABR Loans. All interest accruing prior to January 1, 2024 shall be payable in kind by capitalizing and adding such interest to the outstanding principal amount of the Loans on the applicable Interest Payment

Date (“PIK Interest”). Such PIK Interest shall be automatically capitalized on the applicable Interest Payment Date by adding the amount thereof to the outstanding principal amount of the Loans. All interest accruing on and after January 1, 2024 shall be payable in cash or MSGE Equity Interests in accordance with Section 2.09 on the applicable Interest Payment Date. For purposes of this Agreement, the amounts so capitalized shall constitute a portion of the principal amount outstanding of the Loans hereunder and shall bear interest in accordance with this Section 2.08 and all references herein to the principal amount of the Loans shall include all interest accrued and capitalized as a result of any payment of PIK Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b)

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount of principal shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) If an Event of Default under Section 9.01(i) shall be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Equity Repayment Election.

The Borrower may elect to make all or a portion of any payments of outstanding principal of the Loans hereunder and accrued interest and fees thereon by delivering a number of shares of MSGE Equity Interests (“Equity Repayment Shares”) equal to the sum of the amount (or portion thereof) to be repaid or prepaid (“Equity Repayment Amount”) divided by the Equity Repayment Price, pursuant to a written notice (“Equity Repayment Election Notice”), to be delivered to the Lender by the Borrower ten (10) Business Days prior to the Equity Repayment Date (or such shorter period as the Lender may agree in its sole discretion). Together with the Equity Repayment Election Notice, the Borrower shall deliver a certificate duly executed by a Responsible Officer attaching and certifying the calculation setting forth the Equity Repayment Price. The Borrower shall cause the Lender to be credited a number of Equity Repayment Shares equal to the Equity Repayment Amount indicated in the applicable Equity Repayment Election Notice divided by applicable Equity Repayment Price, rounded down to the next integral number of shares, provided that if the Equity Repayment Shares are not so delivered, the Equity Repayment Election Notice shall be deemed void. Upon delivery of the Equity Repayment Shares in accordance with the foregoing the principal and accrued interest and fees thereon specified in the applicable Equity Repayment Election Notice shall be deemed satisfied in full, provided that in the event more than one Borrowing of Delayed Draw Term Loans is outstanding, any Equity Repayment shall be applied to reduce the principal balance of such outstanding Loans as designated by the Lender.

2.10 Unused Commitment Fee.

The Borrower shall pay to the Lender a commitment fee (the “Unused Commitment Fee”) in an amount equal to Unused Commitment Fee Percentage. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date. The Commitment Fee shall be calculated quarterly in arrears. All Unused Commitment Fees accruing prior to January 1, 2024 shall be payable in kind by capitalizing and adding such Unused Commitment Fees to the outstanding principal amount of the Loans on the applicable Interest Payment Date (“PIK Fees”). Such PIK Fees shall be automatically capitalized on the applicable Interest Payment Date by adding the amount thereof to the outstanding principal amount of the Loans. All Unused Commitment Fees accruing on and after January 1, 2024 shall be payable in cash or MSGE Equity Interests in accordance with Section 2.09 on the applicable Interest Payment Date. For purposes of this Agreement, the amounts so capitalized shall constitute a portion of the principal amount outstanding of the Loans hereunder and shall bear interest in accordance with Section 2.08 and all references herein to the principal amount of the Loans shall include all Unused Commitment Fees accrued and capitalized as a result of any payment of PIK Fees.

2.11 Computation of Interest and Fees.

All computations of interest for ABR Loans, when the Alternate Base Rate is determined by the Prime Rate, shall be made on the basis of a year of three-hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12 Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by one (1) or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Delayed Draw Term Loan Note”). The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.13 Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, and subject to Section 2.09, all payments by the Borrower hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period” in Section 1.01, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by, or on account of, any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Lender or the Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii) If the Borrower shall be required by any applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then: (A) the Borrower shall withhold or make such deductions as are determined in good faith by the Borrower to be required based upon the information and documentation it has received pursuant to clause (e) below; (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Lender, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall, and does hereby, jointly and severally indemnify the Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.01) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. Upon request by the Lender, after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lender; Tax Documentation.

(i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing,

(A) the Lender shall deliver to the Borrower on or prior to the date on which this Agreement becomes effective (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W–9 certifying that the Lender is exempt from U.S. federal backup withholding Tax, or executed copies of any relevant IRS Forms W-8;

(B) if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Lender shall deliver to the Borrower, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e)(ii)(B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this clause the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, or to determine or charge interest rates based upon the Adjusted Term SOFR or the Adjusted Daily Simple SOFR , or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue Term Benchmark Loans or RFR Loans or to convert ABR Loans to Term Benchmark Loans or RFR Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Adjusted Term SOFR component of the Alternate Base Rate, in each case, until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Term Benchmark Loans and RFR Loans of the Lender to ABR Loans (the interest rate on which ABR Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Adjusted Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans, and if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Adjusted Term SOFR, the Lender shall during the period of such suspension compute the Alternate Base Rate applicable to the Lender without reference to the Adjusted Term SOFR component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:

(i) the Lender determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, if applicable, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Lender determines that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR or the Term SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loan included in such Borrowing for such Interest Period or (B) at any time, if applicable, the Adjusted Daily Simple SOFR or the Daily Simple SOFR, as applicable, will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loan included in such Borrowing;

then the Lender shall give notice thereof to the Borrower by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any Loan Notice that requests the conversion to, or continuation of, a Term Benchmark Borrowing shall be ineffective and (B) if any Committed Loan Notice requests a Term Benchmark Borrowing, such Borrowing shall be made as (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of such notice from the Lender referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, and (y) the Borrower delivers a request for a Borrowing in accordance with the terms of Section 2.02, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Lender to, and shall constitute, (1) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above, and (B) any RFR Loan shall on and from such day be converted by the Lender to, and shall constitute, an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.03), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement”

for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date on which the Lender shall have posted such proposed amendment to the Borrower.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Lender will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (i) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such

Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Lender to, and shall constitute, (1) an RFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (2) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event on such day and (B) any RFR Loan shall on and from such day be converted by the Agent to, and shall constitute, an ABR Loan.

3.04 Increased Costs; Reserves on Term Benchmark Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against any Property of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” in Section 1.01, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or Term Benchmark Loans or RFR Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Term Benchmark Loan or RFR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) [Reserved].

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clauses (a) or (b) above and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything contained in this Section 3.04 to the contrary, the Borrower shall only be obligated to pay any amounts due under this Section 3.04 if, and the Lender shall not exercise any right under this Section 3.04 unless, the Lender certifies that it is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than four (4) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (provided, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four (4) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Term Benchmark Loans and RFR Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits other than ABR funds or deposits, additional interest on the unpaid principal amount of each Term Benchmark Loan and RFR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.

Upon written demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds (but excluding loss of anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Term Benchmark Loan and RFR Loan made by it at the Adjusted Term SOFR or the Adjusted Daily Simple SOFR used in determining the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable, without reference to any Floor.

3.06 Mitigation Obligations. If the Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower the Lender shall use reasonable efforts to assign its rights and obligations hereunder to another of its affiliates, if, in the judgment of the Lender, such assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Delayed Draw Term Loan Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

[RESERVED]

ARTICLE V

CONDITIONS PRECEDENT TO EFFECTIVENESS AND TO CREDIT EXTENSIONS

5.01 Conditions to Effectiveness.

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Lender of executed counterparts of this Agreement to be entered into as of the Effective Date, each properly executed by an authorized officer of the Borrower.

(b) Organizational Documents, Resolutions, Etc. Receipt by the Lender of the following, each of which shall be originals or facsimiles (followed promptly by originals):

(i) copies of the Organizational Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Effective Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of authorized officers of the Borrower as the Lender may reasonably require, evidencing the identity, authority and capacity of each authorized officer thereof authorized to act as an authorized officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party; and

(iii) such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing, and qualified to engage in business in its state of incorporation or organization.

(c) Closing Certificate. Receipt by the Lender of a certificate, signed by a Responsible Officer of the Borrower and dated as of the Effective Date:

(i) certifying that each of the representations and warranties contained in Article VI and in each other Loan Document, and in each agreement, certificate and notice furnished at any time under, or in connection with, this Agreement or such other Loan Document, is true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as if then made (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); and

(ii) certifying that no Default or Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, this Agreement or any Credit Extensions to be made on the Effective Date.

5.02 Conditions to Borrowings.

The obligation of the Lender to fund any requested Borrowing of Delayed Draw Term Loans is subject to the satisfaction or waiver by the Lender of the following conditions precedent as of the date of Borrowing such requested Delayed Draw Term Loan:

(a) The representations and warranties of Borrower contained in Article VI or any other Loan Document, or which are contained in any agreement, certificate or notice furnished at any time under, or in connection, herewith or therewith, shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(b) No Default or Event of Default shall exist, or would result from the funding of such Delayed Draw Term Loans or from the application of the proceeds thereof.

(c) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Effective Date shall have occurred.

Each Request for Credit Extension submitted by the Borrower requesting a Borrowing of Delayed Draw Term Loans shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a)-(b) have been satisfied (or waived in accordance with the terms hereof) on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, and to extend credit hereunder and under the other Loan Documents on the Effective Date, the Borrower makes the representations and warranties set forth in this Article VI and upon the occurrence of each Credit Extension thereafter:

6.01 Organization, Etc.

The Borrower is (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity (i) validly organized and existing, and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business, and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, (c) has full power and authority to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, and (d) holds all requisite governmental licenses, permits and other approvals to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, except, in the case of clauses (a)(ii), (b), (c)(ii) and (d) above only, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02 Due Authorization, Non-Contravention, Etc.

The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, and the use of the proceeds thereof are within the Borrower’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not:

(a) contravene the Organizational Documents of the Borrower or any of its Subsidiaries;

(b) contravene any law, statute, rule or regulation binding on or affecting the Borrower or any of its Subsidiaries;

(c) violate, or result in a default or event of default or an acceleration of any rights or benefits under, any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries; or

(d) result in, or require the creation or imposition of, any Lien on any Property of the Borrower, or any of its Subsidiaries, except Liens created under the Loan Documents;

except, in the cases of clauses (a) (in the case of subsidiaries of the Borrower not party to this agreement only), (b), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.03 Government Approval, Regulation, Etc.

No consent, authorization, approval or other action by, and no notice to or filing with any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document, the borrowing of the Loans, and the use of the proceeds thereof, except, in each case: (i) such as have been obtained or made and are in full force and effect; and (ii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.04 Validity, Etc.

This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which the Borrower is to be a party will, on the due execution and delivery thereof, and, assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of the Borrower enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.05 Financial Information.

(a) (i) The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial condition of the Borrower, and the results of their operations and their cash flows, as of the dates and for the period presented, and the

Audited Financial Statements have been audited by independent registered public accountants of nationally recognized standing and are accompanied by an opinion of such accountants (without any Impermissible Qualification) and (ii) the Borrower’s reviewed financial statements as at and for the six-month period ended December 31, 2022 have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial condition of the Borrower.

(b) Except as disclosed in the financial statements referred to above or the notes thereto or otherwise disclosed to the Lender prior to the Effective Date, neither the Borrower nor any Subsidiary thereof has any contingent liabilities, long-term commitments or unrealized losses that have had, or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.06 No Material Adverse Effect. Since June 30, 2022, no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

6.07 Litigation.

There is no pending, or, to the knowledge of the Borrower, threatened, litigation, action or proceeding against the Borrower or any Subsidiary thereof that would reasonably be expected to have a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

6.08 Compliance with Laws and Agreements.

The Borrower has not violated, is not in violation of, and has not been given written notice of any violation of any Laws (other than Environmental Laws, which are the subject of Section 6.13), regulations or orders of any Governmental Authority applicable to it or its property, or any indenture, agreement or other instrument binding upon it or its property, except for any violations which would not reasonably be expected to have a Material Adverse Effect.

6.09 [Reserved].

6.10 Ownership of Properties.

(a) The Borrower and each Subsidiary has good and marketable title in fee simple to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or otherwise has the right to use, all its properties and assets, except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted, or to utilize such properties and assets for their intended purposes, and except where the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each Subsidiary owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership, possession of, or the right to use, all patents, trademarks, service marks, trade names, and copyrights necessary for the present conduct of its business, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11 Taxes.

Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary has timely filed all federal, foreign, and other Tax returns and reports required by applicable Law to have been filed by it, and has timely paid all Taxes and governmental charges due (whether or not shown on any Tax return), except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.12 Pension and Welfare Plans.

(a) Each Plan is in compliance, in all material respects, with the applicable provisions of ERISA, the Code, and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS, to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending, or, to the best knowledge of the Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(c) Except as would not result, or be reasonably be expected to result, in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute, or result in, an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60.0%) or higher, and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60.0%) as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any material unsatisfied obligation to contribute to, or material liability under, any active or terminated Pension Plan, other than Pension Plans not otherwise prohibited by this Agreement.

(e) The Borrower represents and warrants, as of the Effective Date, that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, or this Agreement.

6.13 Environmental Warranties.

The Borrower and each of its Subsidiaries conduct, in the ordinary course of business, a review of the effect of existing Environmental Laws and known Environmental Liabilities on their respective businesses, operations and properties, and, as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and known Environmental Liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.14 Regulations T, U and X.

The Loans and other Credit Extensions, the use of the proceeds thereof, this Agreement, and the transactions contemplated hereby will not result in a violation of Regulation T, Regulation U or Regulation X.

6.15 Disclosure and Accuracy of Information.

Neither this Agreement nor any other document, certificate or written statement (other than Projections, estimates, forecasts and information of a general economic or industry specific nature), in each case, concerning the Borrower, furnished to the Lender by, or on behalf of, the Borrower in connection herewith, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made. Any document, certificate or written statement containing financial projections and other forward looking information concerning the Borrower provided to the Lender by the Borrower or any of its representatives (or on their behalf) (the “Projections”) have been prepared in good faith utilizing assumptions believed by the Borrower to be reasonable and due care has been taken in the preparation of such document, certificate or written statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

6.16 Labor Matters.

Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened; (b) the hours worked by, and payments made to, employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters; and (c) all payments due from the Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower.

6.17 Solvency.

Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans: (a) the fair value of the Property of the Borrower and its subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of the Borrower and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its subsidiaries, on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted. For purposes of this Section 6.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

6.18 Securities.

The common Equity Interests of each Subsidiary are fully paid and non-assessable, in each case, to the extent applicable. There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any common stock of any Subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any such common stock, except: (i) as disclosed in the financial statements delivered pursuant to Section 7.02(a), Section 7.02(b) and Section 7.02(c); or (ii) otherwise disclosed to the Lender prior to the Effective Date.

6.19 Sanctions; Anti-Corruption Laws.

(a) Neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower, any director, officer or employee thereof, is an individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury; or (iii) located, organized or resident in a Designated Jurisdiction.

(b) (i) Neither the Borrower nor any Subsidiary is in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions applicable to the Borrower or Subsidiary from time to time, the effect of which is, or would reasonably be expected to be, material to the Borrower and Subsidiaries taken as a whole; and (ii) the Borrower has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees with the Lender that, on or after the Effective Date and until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable):

7.01 Existence; Conduct of Business.

The Borrower shall at all times maintain, and shall cause each of its Subsidiaries to maintain, its corporation, limited liability company or partnership existence, as applicable, in full force and effect.

7.02 Financial Information.

(a) Within 120 days after the end of each fiscal year of the Borrower, the Borrower shall furnish to the Lender, the Borrower’s consolidated audited balance sheet and related audited statement of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Deloitte LLP or another independent registered public accounting firm of recognized national standing in customary form (without a “going concern” or like qualification) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower as of the end of and for such year in accordance with GAAP.

(b) Within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Lender, the Borrower’s consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statement of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related statement of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.

(c) Documents required to be delivered pursuant to clauses (a) and (b) of this Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which such documents are filed with the SEC, and available on the EDGAR website of the SEC.

7.03 Compliance with Laws; Payment of Obligations.

The Borrower shall comply and shall cause each of its Subsidiaries to comply with all laws, rules, regulations and orders of any Governmental Authority and pay all Taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation, except to the extent the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that such payment shall not be required with respect to any Tax so long as the validity and amount shall be contested in good faith by appropriate proceedings and the Borrower has set aside on its books adequate reserves.

7.04 Books and Records.

The Borrower shall keep true books of records and accounts and in which full, true and correct entries, in all material respects, shall be made of all of its dealings and transactions.

7.05 Notice of Material Events.

The Borrower will furnish to the Lender, prompt written notice of any of its executive officers obtaining actual knowledge of the following (and, in any event, any such notice shall be furnished to the Lender within 20 days of its executive officers obtaining actual knowledge thereof):

(a) the occurrence of any Default or Event of Default, specifying what action the Borrower proposes to take with respect thereto; and

(b) any development or event that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

7.06 [Reserved].

7.07 Use of Proceeds.

The Borrower shall use proceeds of the Loans solely (i) for funding costs associated with the financing, design, planning, construction and development of the Sphere Project and the related acquisition and development of content, productions, attractions and other matters related to the Sphere Project and (ii) in connection with the refinancing of the Indebtedness under the MSGN Credit Agreement.

7.08 ERISA Obligations.

The Borrower shall make, and to the extent reasonably practicable, shall cause each other member of its Controlled Group to make, all required contributions to each material Plan to which the Borrower or other member of its Controlled Group has or shall have an obligation to make contributions.

7.09 Maintenance of Insurance.

The Borrower shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable), the Borrower hereby covenants and agrees with the Lender that, from and after the Effective Date:

8.01 Restricted Payments.

The Borrower will not, directly or indirectly, make or declare any Restricted Payment at any time, except that, such restriction shall not apply to transactions permitted under clauses (a) through (e) of Section 8.03.

8.02 Business.

The Borrower and its Subsidiaries shall not directly engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries (taken as a whole) on the Effective Date, other than any business reasonably related or incidental, complementary or ancillary thereto or a reasonable extension thereof (collectively, the “Business”).

8.03 Transactions with Affiliates.

The Borrower will not, nor will it permit any of its Subsidiaries to, effect any transaction with any of its Affiliates on a basis less favorable to the Borrower or such Subsidiary than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party other than (a) employee and director compensation arrangements (including equity compensation), (b) overhead, office services and other ordinary course allocations of costs and services, in each case under this clause (b), on a reasonable basis, (c) allocations of tax liabilities and other tax-related items among the Borrower and its Affiliates based in all material respects upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Borrower shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer, (d) transactions contemplated by the MSG Spin Agreements and agreements and arrangements set forth on Schedule 8.03 and amendments, renewals and extensions thereof on terms not materially less favorable in the aggregate to the interests of the Lender than those in existence as of the date of this Agreement, (e) transactions among the Borrower and its Wholly-Owned Subsidiaries, and (f) transactions involving property or assets having an aggregate fair market value of no greater than $1,000,000 during the term of this Agreement.

8.04 Amendments of Certain Instruments.

The Borrower will not amend, modify or supplement any of the provisions of its constitutive documents other than amendments that would not be materially adverse to the interests of the Lender.

8.05 Fundamental Changes.

The Borrower shall not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower, to or in favor of any Person.

8.06 Dispositions.

The Borrower shall not make any Disposition or enter into any agreement to make any Disposition except:

(a) Dispositions to Subsidiaries by the Borrower in the ordinary course of business for the purposes of maintenance, repair or replacement of operating assets;

(b) Any Disposition that results in the concurrent or substantially concurrent repayment in full and termination of this Agreement; and

(c) Dispositions that are not material to the business of the Borrower and its Subsidiaries (taken as a whole);

(d) Dispositions of MSGE Equity Interests;

(e) Dispositions of Equity Interests in, or assets of, MSG TG, LLC and/or its Subsidiaries; and

(f) Other Dispositions; provided that (i) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Disposition, (ii) such Disposition shall be for fair market value and (iii) the Borrower shall apply the Net Proceeds of such Disposition to the prepayment of Delayed Draw Term Loans, within five (5) Business Days after the actual receipt by the Borrower of such Net Proceeds, with any prepayments being applied, first, to ABR Loans, then, to RFR Loans and then, to Term Benchmark Loans; provided, that any such prepayments shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid to the date of prepayment.

8.07 Accounting Changes.

The Borrower shall not make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) the fiscal quarter or fiscal year, except that upon not less than 10 Business Days’ prior notice, the Borrower may change its fiscal year end from June 30 to December 31.

8.08 Negative Pledge; Burdensome Agreements.

The Borrower shall not enter into or suffer to exist, or permit any of the Subsidiaries to enter into or suffer to exist, any agreement or other arrangement prohibiting or conditioning the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary except (i) restrictions set forth in the Existing Credit Agreements and related documents, including any renewals, extensions, replacement or refinancing of such agreements, (ii) any agreements or other arrangements permitted under any of the Existing Credit Agreements and (iii) agreements or other arrangements imposed by law or by this Agreement.

8.09 Sanctions.

The Borrower will not request any Borrowing, and the Borrower shall not use, and shall use its reasonable best efforts to provide that its respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Each of the following events or occurrences described in this Section 9.01 shall constitute an “Event of Default”:

(a) the Borrower shall default: (i) in the payment when due of any principal of any Loan (including, without limitation, on any scheduled principal payment date); (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of three (3) Business Days); or (iii) in the payment when due of any other previously invoiced amount required to be paid under the Loan Documents (other than an amount described in clauses (a)(i) and (a)(ii) above) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) Business Days); or

(b) any representation or warranty of the Borrower made, or deemed to be made, hereunder or in any other Loan Document, or in any other agreement, certificate or notice furnished by, or on behalf of, the Borrower to the Lender for the purposes of, or in connection with, this Agreement, or any such other Loan Document, is, or shall be, incorrect in any material respect (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) when made or deemed made; or

(c) the Borrower shall default in the due performance and observance of any of its obligations under Section 7.01 (with respect to the maintenance and preservation of the Borrower’s corporate existence), Section 7.05(a), or Article VIII; or

(d) the Borrower shall default in the due performance and observance of any agreement (other than those specified in clauses (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of: (i) the date such default became known to a Responsible Officer of the Borrower; and (ii) delivery of notice thereof to the Borrower from the Lender; or

(e) a default shall occur (i) in the payment when due, whether by acceleration or otherwise, of any Material Indebtedness, or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness, if the effect of such default referred to in this clause (e)(ii) is to accelerate the maturity of any such Material Indebtedness, or that enables or permits the holder or holders of any such Material Indebtedness, or any trustee or agent on its or their behalf, to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in the case of both clauses (e)(i) and (e)(ii) above, subject to any applicable grace period or cure period, as well as any applicable requirement for notice of default, under the definitive documentation for such Material Indebtedness); provided, that, no Event of Default (as defined in the MSG LV Credit Agreement, Tao Credit Agreement or MSGN Credit Agreement) that has been cured or waived pursuant to the terms of the MSG LV Credit Agreement, Tao Credit Agreement or MSGN Credit Agreement, as applicable, shall constitute an Event of Default hereunder, so long as the Lender has not commenced, as of the time of such cure or waiver, the exercise of any remedies available under the Loan Documents upon the occurrence and during the continuance of such Event of Default; or

(f) any judgment or order (or combination of judgments and orders) for the payment of money equal to, or in excess of, twenty million dollars ($20,000,000) (other than amounts covered by (A) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage, or (B) valid third-party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), individually or in the aggregate, shall be rendered by a court or Governmental Authority against the Borrower or Subsidiary (or any combination thereof), which judgment or order remains undischarged, un-waived, unstayed, unbonded or unsatisfied for a period of sixty (60) consecutive days; or

(g) any of the following events shall occur with respect to any Pension Plan: (i) the taking of any specific actions by the Borrower, any ERISA Affiliate, or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any ERISA Affiliate would reasonably be expected to incur a liability or obligation to such Pension Plan which would reasonably be expected to have a Material Adverse Effect; or (ii) an ERISA Event, or noncompliance with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the Property of the Borrower that, when taken together with all other ERISA Events and noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect;

(h) any Change in Control shall occur; or

(i) the Borrower shall: (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in the appointment of, a trustee, receiver, sequestrator or other custodian for the Borrower, or substantially all of the Property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit, or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, or for a substantial part of the Property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided, that, the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Loan Documents; (iv) permit, or suffer to exist, the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to, or acquiesced in, the Borrower, or shall result in the entry of an order for relief, or shall remain for sixty (60) days undismissed and unstayed, provided, that, the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such sixty (60) period to preserve, protect and defend its rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing.

9.02 Action if Bankruptcy.

If any Event of Default described in Section 9.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate, and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.

9.03 Action if Other Event of Default.

If any Event of Default (other than any Event of Default described Section 9.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by written notice to the Borrower, declare all, or any portion, of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable, shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

9.04 [Reserved].

9.05 Application of Proceeds.

After the exercise of remedies provided for in this Article IX (or after the Loans have automatically become immediately due and payable as set forth in this Article IX), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.13, be applied by the Lender in the following order:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Lender and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, without duplication of amounts applied pursuant to clause (a) above, to the payment in full, in cash, of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and any interest accrued and due under the Loan Documents;

(c) Third, to the payment in full, in cash, of that portion of the Obligations constituting accrued and unpaid principal of the Loans; and

(d) Fourth, the balance, if any, to the person lawfully entitled thereto (including the Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

Subject, in each case, to Section 3.03, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective, unless in writing signed by the Lender (except as provided in the last proviso to this Section 11.01) and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (provided, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(c) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by, or on behalf of, the Borrower, even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by the Lender on each notice purportedly given by, or on behalf of, the Borrower.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay: (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for all such Persons taken as a whole and, if deemed reasonably necessary by the Lender, of one (1) regulatory and/or local counsel to the Lender and its Affiliates in each applicable jurisdiction retained by the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all out-of-pocket expenses incurred by the Lender (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Lender and, if deemed reasonably necessary by the Lender, of one (1) regulatory and/or local counsel to the Lender in each applicable jurisdiction) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender against, and hold the Lender harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Lender and, if deemed reasonably necessary by the Lender, of one (1) regulatory and/or local counsel to the Lender in each applicable jurisdiction), incurred by the Lender or asserted against the Lender by any Person (including the Borrower), arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by the Borrower, and regardless of whether the Lender is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Lender; provided, that, such indemnity shall not, as to the Lender, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Lender, or (B) results from a claim brought by the Borrower against the Lender for a material breach of the Lender’s obligations hereunder or under any of Loan Document, if the Borrower has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives any claim against the Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The Lender shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of the Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(e) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(a) shall survive the replacement of the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by, or on behalf of, the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, provided, that, neither the Borrower nor the Lender may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Certain Pledges. Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided, that, no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), provided, that, Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over the Lender or its Related Parties; (c) to the extent required by applicable Laws or by any subpoena or similar legal process, provided, that, other than disclosure to any Governmental Authority with regulatory authority over the Lender, unless specifically prohibited by applicable Laws or court order from so doing, the Lender shall make reasonable efforts to notify the Borrower of any such disclosure; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties, including any risk protection provider) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07, or (ii) becomes available to the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that: (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized, at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender to, or for the credit or the account of, the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document, to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document, and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender, or on their behalf, and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 [Reserved].

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER

LOAN DOCUMENT, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Electronic Execution.

The words “delivery”, “execute”, “execution”, “signed”, “signature”, and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, (i) notwithstanding anything contained herein to the contrary the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it, and (ii) without limiting the foregoing, upon the request of the Lender, any electronic signature shall be promptly followed by such manually executed counterpart.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	MADISON SQUARE GARDEN ENTERTAINMENT CORP. (to be renamed Sphere Entertainment Co.), a Delaware corporation

	By:	/s/ Gautam Ranji
	Name:	Gautam Ranji
	Title:	Senior Vice President, Finance

Signature Page to Delayed Draw Term Loan Credit Agreement

LENDER:	MSG ENTERTAINMENT HOLDINGS, LLC, as the Lender

	By:	/s/ David F. Byrnes
	Name:	David F. Byrnes
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Delayed Draw Term Loan Credit Agreement